Exhibit 23.1

广东宝臻会计师事务所（普通合伙）

Ste.2201, GDH Bay City Centre,

No. 21 Zhujiang West Road, Guangzhou

广州市天河区珠江西路21号

粤海金融中心2201室

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of RUI Holdings Inc. on the Amendment No.1 to Form F-1 (File No. 333-296157) of our report dated December 15, 2025, with respect to our audits of the consolidated financial statements of RUI Holdings Inc. as of August 31, 2024 and 2025, and for each of the two years in the periods ended August 31, 2025, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

August 13, 2026